Exhibit 99.1

CONFIDENTIAL
DRAFT-7/22/03; 5 p.m.
George E. Biechler, ETN 220-4740

Contacts:	For media - Dan McCarthy, 610-774-5758 For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Second-Quarter Earnings

          ALLENTOWN, Pa. (July 29, 2003) - PPL Corporation (NYSE: PPL) today announced an increase in reported earnings for the second quarter and for the first half of 2003 compared to a year ago.

          The company reported net income, or earnings, of $116 million, or $0.67 per share, for the second quarter of 2003 compared to a net loss of $27 million, or $0.18 per share, in the second quarter of 2002. For the first half of 2003, PPL reported earnings of $355 million, or $2.09 per share, compared to a loss of $30 million, or $0.20 per share, in the first half of 2002.

          Since there were no unusual items in the second quarter of 2003, PPL's earnings from core operations also were $116 million, or $0.67 per share. Earnings from core operations, which exclude unusual items, were $111 million, or $0.75 per share in the second quarter of 2002. In last year's second quarter, PPL recorded two unusual items: a writedown of $0.64 per share in its Brazilian investment and a charge of $0.29 per share from a seven percent reduction in PPL's domestic workforce.

          For the first half of 2003, PPL announced earnings from core operations of $292 million, or $1.72 per share, compared to $262 million, or $1.77 per share, for the same period a year ago.

          Despite higher total earnings, PPL's per share earnings from core operations declined in the second quarter and first half of 2003 compared to the same periods a year ago, due to the dilutive effect of additional common shares outstanding. The shares outstanding for the current-year reporting periods reflect the issuance of approximately $500 million of common stock in September of 2002 and $400 million of common stock during the first half of 2003.

          PPL's strong operating performance in 2003, combined with its successful financing program, has substantially improved the company's liquidity position and strengthened its balance sheet. At June 30, 2003, the company had no commercial paper outstanding, approximately $370 million of cash on hand and $1.8 billion of available credit facilities.

Chairman's Outlook

           "We are encouraged by the modest rebound of our energy margins in the Eastern and Western United States during the past quarter," said William F. Hecht, PPL chairman, president and chief executive officer. "Our second-quarter results show once again the advantages of our disciplined market approach, which allows us to benefit from market improvements while minimizing risk," said Hecht.

          PPL's margins on its energy sales in both the Eastern and Western United States were higher in the second quarter of 2003 compared to the same period a year ago.

          Hecht said PPL also recorded solid results from its electricity delivery business in the United Kingdom during the second quarter, reflecting the assumption of sole ownership of this affiliate in September of 2002. "Operating excellence and commitment to customer satisfaction in our energy delivery businesses are key components of PPL's corporate strategy and continued success," he added.

          Hecht said the company remains on target to achieve its 2003 forecast of $3.45 to $3.75 in earnings per share from core operations. Additionally, PPL expects its reported earnings per share for 2003 to be $3.70 to $4.00, reflecting the net benefit of $0.25 from two unusual items resulting from changes in accounting rules. These items are: the adoption, in the first quarter, of a new accounting rule addressing asset retirement obligations (a credit to earnings of $0.37 per share); and the addition to the company's balance sheet, in the third quarter, of power plant financing arrangements that were reflected as operating leases in prior years (a charge to earnings of about $0.12 per share).

          PPL also is reaffirming its long-term forecast of a 5 percent to 8 percent compound annual growth rate based on 2002 earnings from core operations of $3.54 per share.

Second-quarter 2003 earnings factors

          Other earnings drivers for PPL in the second quarter of 2003 were: increased sales of wholesale electricity in the Eastern United States, despite mild weather during the quarter; and the profitable operation of PPL's Shoreham and Edgewood power plants, which went on line in Long Island last August. Favorable pricing of wholesale energy contracts in the Northwestern U.S. contributed to improved margins in the Western U.S. In addition, interest costs were lower in the second quarter of 2003, as proceeds from the issuances of common shares were used to pay down debt.

          Offsetting the earnings benefits in the second quarter of 2003 were: the net dilutive effect of additional shares of PPL common stock outstanding; higher operating and maintenance costs, reflecting the costs of new generation facilities; and lower pension income.

First-half 2003 earnings factors

          PPL's earnings for the first half of 2003 benefited from an unusual item of $0.37 per share in the first quarter due to the adoption of a new accounting rule addressing asset retirement obligations. The loss a year ago was due primarily to the negative impact of several unusual items: $1.02 per share related to changes in accounting rules for goodwill affecting PPL's Latin American investments; $0.66 related to the writedown in its Brazilian investment; and $0.29 related to its workforce reduction program.

          Earnings drivers for PPL in the first six months of 2003 were: increased earnings from its electricity delivery business in the United Kingdom; the profitable operation of PPL's Shoreham and Edgewood power plants on Long Island; increased electricity delivery revenues in the Eastern United States; improved energy margins in the Northwestern U.S.; and lower interest costs.

          Offsetting the earnings benefits during the first half of 2003 were: decreased energy margins in the Eastern United States that occurred in the first quarter; the dilutive effect of additional shares of PPL common stock outstanding; higher operating and maintenance costs associated with new generation facilities; higher fuel costs for generation units that operated during unusually high winter demand; and lower pension income.

12-month earnings results

          PPL's reported earnings for the 12 months ended June 30, 2003, were $593 million, or $3.63 per share, compared to a loss of $190 million, or $1.30 per share, for the same period of 2002. The company recorded a variety of unusual items during this period a year ago (see the chart that follows).

          Earnings from core operations for the 12 months ended June 30, 2003, were $571 million, or $3.50 per share, compared to $543 million, or $3.69 per share, for the same period of 2002. Earnings drivers for the period included increased earnings from PPL's electricity delivery business in the United Kingdom and improved energy margins in the Northwestern United States. These earnings improvements were offset by decreased energy margins in the Eastern U.S.; the dilutive effect of additional shares of PPL common stock outstanding; higher operating and maintenance costs associated with new generation facilities; and lower pension income.

Reconciliation of Core and Reported Earnings
	Current Year - 2003			Last Year - 2002
(Millions of dollars)	2nd Qtr	June YTD	12 Mos.- June	2nd Qtr	June YTD	12 Mos.- June

Earnings - Core	$116	$292	$571	$111	$262	$543
Unusual Items:
Accounting method change- asset retirement obligations		63	63
Goodwill impairment					(150)	(150)
Impact of Enron bankruptcy						(29)
Cancellation of generation projects						(88)
CEMAR operating losses			(23)
WPD impairment						(117)
CEMAR impairment				(94)	(98)	(315)
Tax benefit - Teesside			8
Writedown of generation equipment			(26)
Workforce reduction				(44)	(44)	(44)
Accounting method change - pensions						10

Total Unusual Items		63	22	(138)	(292)	(733)

Earnings - Reported	$116	$355	$593	($27)	($30)	($190)

Reconciliation of Core and Reported Earnings per Share (Diluted)
	Current Year - 2003			Last Year - 2002
	2nd Qtr	June YTD	12 Mos.- June	2nd Qtr	June YTD	12 Mos- June

Earnings per share - Core	$0.67	$1.72	$3.50	$0.75	$1.77	$3.69
Unusual Items:
Accounting method change- asset retirement obligations		0.37	0.38
Goodwill impairment					(1.02)	(1.02)
Impact of Enron Bankruptcy						(0.19)
Cancellation of generation projects						(0.60)
CEMAR operating losses			(0.14)
WPD impairment						(0.80)
CEMAR impairment				(0.64)	(0.66)	(2.15)
Tax benefit - Teesside			0.05
Writedown of generation equipment			(0.16)
Workforce reduction				(0.29)	(0.29)	(0.30)
Accounting method change - pensions						0.07

Total Unusual Items	0.00	0.37	0.13	(0.93)	(1.97)	(4.99)

Earnings per share - Reported	$0.67	$2.09	$3.63	($0.18)	($0.20)	($1.30)

          PPL's 2003 forecast excludes any positive or negative impact of exiting its Brazilian investment, CEMAR, and is based on the following key developments or assumptions: current forward wholesale electricity prices; the adoption of new accounting rules that will result in the addition to the company's balance sheet, in the third quarter, of the variable interest entities related to power plants that currently are reflected as operating leases; and, effective January of 2003, the adoption of a new accounting rule addressing asset retirement obligations.

          PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

           (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

          PPL invites interested parties to listen to the live Internet Webcast of management's teleconference with financial analysts about second-quarter financial results at 9 a.m. (EDT) on Tuesday, July 29. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at (913) 981-4910.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	June 30, 2003	Dec. 31, 2002 (a)
Assets
Cash	$370	$245
Other current assets	1,615	1,592
Investments	677	656
Property, plant and equipment -- net
Electric plant	9,449	9,110
Gas and oil plant	203	201
Other property	276	252

	9,928	9,563
Recoverable transition costs	1,820	1,946
Regulatory and other assets	1,602	1,545

Total assets	$16,012	$15,547

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$437	$1,309
Other current liabilities	1,302	1,304
Long-term debt (less current portion)	6,589	5,901
Deferred income taxes and investment tax credits	2,436	2,371
Other noncurrent liabilities	1,602	1,659
Minority interest	33	36
Company-obligated mandatorily redeemable securities	661	661
Preferred stock	72	82
Earnings reinvested	1,235	1,013
Other common equity	2,887	2,493
Accumulated other comprehensive loss	(405)	(446)
Treasury stock	(837)	(836)

Total liabilities and equity	$16,012	$15,547

(a)  Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,		12 Months Ended June 30,
	2003	2002(a)	2003	2002(a)	2003	2002(a)
Operating Revenues
Utility	$861	$888	$1,881	$1,839	$3,718	$3,351
Unregulated retail electric and gas	33	42	85	91	176	204
Wholesale energy marketing and trading	303	221	601	414	1,223	888
Net energy trading margins	14	2	7	16	10	34
Energy-related businesses	127	146	251	293	517	631

	1,338	1,299	2,825	2,653	5,644	5,108

Operating Expenses
Fuel and purchased power	388	341	887	686	1,701	1,379
Other operation and maintenance	322	263	598	538	1,188	1,049
Amortization of recoverable transition costs	56	50	127	103	250	228
Depreciation	92	91	188	177	378	310
Energy-related businesses	135	150	256	279	520	564
Taxes, other than income	60	58	125	118	239	193
Other charges
Write-down of international energy projects	0	94	0	100	13	436
Workforce reduction	0	74	0	74	1	74
Cancellation of generation projects	0	0	0	0	44	150

	1,053	1,121	2,181	2,075	4,334	4,383

Operating Income	285	178	644	578	1,310	725
Other income - net	23	4	31	11	49	16
Interest expense	128	132	236	262	534	456

Income before income taxes and
minority interest	180	50	439	327	825	285
Income taxes	49	29	118	115	213	215
Minority interest	1	30	2	56	24	51

Income (loss) before cumulative effect of
a change in accounting principles	130	(9)	319	156	588	19
Cumulative effect of a change in
accounting principle (net of tax)	0	0	63	(150)	63	(140)

Income (loss) before dividends and
distributions on preferred securities	130	(9)	382	6	651	(121)
Dividends and distributions on preferred
securities	14	18	27	36	58	69

Net Income (Loss)	$116	($27)	$355	($30)	$593	($190)

Earnings per share of common stock - basic
Income from core operations (b)	$0.68	$0.75	$1.73	$1.78	$3.51	$3.69
Unusual items	0	(0.93)	0.37	(1.98)	0.13	(4.99)

Net Income (Loss)	$0.68	($0.18)	$2.10	($0.20)	$3.64	($1.30)

Earnings per share of common stock - diluted
Income from core operations (b)	$0.67	$0.75	$1.72	$1.77	$3.50	$3.69
Unusual items	0	(0.93)	0.37	(1.97)	0.13	(4.99)

Net Income (Loss)	$0.67	($0.18)	$2.09	($0.20)	$3.63	($1.30)

Average shares outstanding (thousands)
Basic	171,892	147,149	169,482	146,927	162,910	146,642
Diluted	172,541	147,149	170,061	147,275	163,455	146,642

(a)	Certain amounts have been reclassified to conform to the current year presentation.
(b)

Income in the 2003 and 2002 periods was impacted by several unusual items, as described in the text and tables of this news release. Income from core operations excludes the impact of these unusual items.

Key Indicators

Financial

	12 Months Ended June 30, 2003	12 Months Ended June 30, 2002
Dividends declared per share	$1.490	$1.250
Book value per share (a)	$16.30	$12.71
Market price per share (a)	$43.00	$33.08
Dividend yield (a)	3.5%	3.8%
Dividend payout ratio (b)	41%	(d)
Dividend payout ratio - core operations (b) (c)	43%	34%
Price/earnings ratio (a) (b)	11.8	(d)
Price/earnings ratio - core operations (a) (b) (c)	12.3	9.0
Return on average common equity	25.15%	(9.23%)
Return on average common equity - core operations (c)	20.47%	23.03%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using income from core operations, which excludes the impact of unusual items, as described in the text and tables of this news release.
(d)	Calculation not meaningful due to net loss for the 12 months ended June 30, 2002.

Operating - Domestic Electricity Sales

	3 Months Ended June 30			6 Months Ended June 30			12 Months Ended June 30
PPL Corp.
(millions of kwh)	2003	2002	Percent Change	2003	2002	Percent Change	2003	2002	Percent Change
Retail
Delivered (a)	8,058	8,269	(2.6%)	17,969	17,376	3.4%	35,701	34,063	4.8%
Supplied	8,376	8,687	(3.6%)	18,543	18,319	1.2%	37,046	36,274	2.1%

Wholesale
East	7,223	5,288	36.6%	14,254	9,907	43.9%	29,263	19,528	49.9%
West
NorthWestern Energy/
Montana Power (b)	838	1,200	(30.2%)	1,665	2,566	(35.1%)	3,358	5,036	(33.3%)
Other	2,084	1,811	15.1%	4,275	3,475	23.0%	8,693	5,547	56.7%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corp.'s service territory.
(b)

NorthWestern Corporation purchased The Montana Power Company's electric delivery business in February 2002, including Montana Power's rights under a power supply agreement with PPL Montana that expired on June 30, 2002. In July 2002, PPL EnergyPlus, on behalf of PPL Montana, began selling energy to NorthWestern Corporation under a new five-year agreement.

Income from core operations excludes the impact of unusual items. Income from core operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. PPL believes that income from core operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses income from core operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Certain statements contained in this news release, including statements with respect to future earnings, energy prices, accounting treatment, and corporate strategy, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits and approvals; capital market conditions; stock price performance; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site for additional news and background about the corporation and its subsidiaries.